MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
1 (888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York, Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB Financial Announces Leadership Changes

CHICAGO – March 4, 2016 –MB Financial, Inc. (the “Company”)(NASDAQ: MBFI), the holding company for MB Financial Bank, N.A. (the “Bank,” and together with the Company, “MB”), announced today leadership changes intended to further secure MB’s position as the leading commercial bank in the Midwest. These changes are in-line with MB’s strategic objectives of providing our clients with world class service, our shareholders with superior profitability and lower risk, and our employees the best opportunities for development and advancement.

“We are fortunate to work at a company that has realized significant growth and change over a long period of time, said Mitch Feiger, CEO of the Company. “Our success is a consequence of our ability to adapt to a constantly changing environment and to embrace opportunities as they arise. It is also the result of the principled focus on our strategic plan and Core Values by the incredibly talented people that make up our company.”

Other than the Chief Financial Officer appointment as noted below, the following changes are effective immediately:

•
Mark Heckler, currently EVP Commercial Banking and Wealth Management, will become EVP Commercial Banking and lead all commercial banking activities for MB. In this role, Mark will have responsibility for Middle-Market Commercial Banking, Commercial Specialty Banking, Commercial Real Estate, Treasury Management, Capital Markets and International Banking.

•
Brian Wildman, currently EVP Risk Management and Chief Risk Officer, will lead all of MB’s consumer businesses in his new role, EVP Consumer Banking. In this role, Brian will oversee MB’s Branch Banking, Business Banking, Mortgage and Consumer Lending businesses. Brian will remain MB’s Chief Risk Officer until a replacement is named.

•
Jill York, currently Chief Financial Officer of the Company and the Bank, will become EVP responsible for a portfolio of businesses, including Wealth Management, Card Services, Leasing and Indirect Lending. Jill will also retain responsibility for Mergers and Acquisitions.

•	Randy Conte, currently the Bank’s Chief Operating Officer, will become Chief Financial Officer of the Company and the Bank effective on April 30, 2016. Randy will also have responsibility for

Technology, Operations and Business Transformation and will remain Chief Operating Officer of the Bank.

About MB Financial
MB Financial, Inc. is the Chicago-based holding company for MB Financial Bank, N.A. which has approximately $15.6 billion in assets and a more than one hundred year history of building deep and lasting relationships with middle-market companies and individuals. MB offers a full range of powerful financial solutions and the expertise and experience of bankers who are focused on their clients’ success.

Safe Harbor Statement: Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous factors that could cause actual results to differ materially from those anticipated in the statements, as discussed in documents filed or furnished by MB Financial, Inc. with the Securities and Exchange Commission.

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